Exhibit 10.1


          ASSET AND BUSINESS ACQUISITION AGREEMENT

This ASSET AND BUSINESS ACQUISITION AGREEMENT (this "AGREEMENT") is entered into as of July 1, 2007 and comes into effect on the same day by and between the following two Parties:

(1) Company Name:     Chengdu Shengang Lutong Tech Ltd. ("LUTONG TECH")

    Type of Company:  A limited company, registered in Chengdu,
                      Peoples Republic of China

    Business Address: 12th Floor, Yangcheng Bldg. No. 6, Ximiangiao Hengjie
                      Chengdu, China 610041

(2) Company Name:     OBN Holdings Inc ("OBNI").

    Type of Business: A U.S. Public Company trading under the symbol
                      (OTC: OBNI) duly incorporated and validly existing under the laws of Nevada, USA

    Business Address: 8275 South Eastern Ave., Suite 200,
                      Las Vegas, Nevada, USA 89123

WHEREAS certain individuals and/or businesses, hereinafter referred to as "SHAREHOLDERS", own all of the assets of LUTONG TECH, which are verified for the purposes of this transaction on the true financial statements of the aforementioned company under US Generally Accepted Accounting Principles ("GAAP").

WHEREAS, SHAREHOLDERS shall transfer 100% of the assets and business of LUTONG TECH to OBNI, and OBNI shall acquire the assets and business of LUTONG TECH from SHAREHOLDERS in exchange for six million (6,000,000) OBN Holdings shares as consideration for this transaction.

WHEREAS, the business operations of LUTONG TECH do not change as regards to administrative and operational functions and all cash and accounting activities must be reported to all shareholders on the 20th of each month in English and Chinese. In accordance with the International Chamber of Commerce [ICC] rules English will be the official and correct version of all documentation and means of communication.

WHEREAS, it is understood by each Party that in the unlikely event of any dispute between one or more Parties that is unresolved within 10 working days the Parties agree to refer such matters for resolution to the closest ICC Arbitration Centre. Cost of such dispute resolution proceedings will be borne by each of the Parties to the dispute. All judgments of the Arbitration Centre are final and will be accepted by all Parties.

WHEREAS, both Parties recognize their mutual responsibility to each other, each Party recognizes that they have a special area of responsibility for the success of OBNI and LUTONG TECH. LUTONG TECH has the special responsibility for the ongoing management, administration and timely reporting of LUTONG TECH work and progress and to maintain the coordination and communication between all Parties; OBNI has the special responsibility to work with the management of LUTONG TECH to raise capital in the stock and other markets in the United States of America and elsewhere to provide capital on a mutually agreed schedule and within the applicable laws of the USA.

WHEREAS, both Parties agree that the assets and business operations of LUTONG TECH will not be sold other than by a unanimous vote of the Board of Directors of OBNI.

WHEREAS, further funding initiatives will come from OBNI to ensure further growth of the LUTONG TECH.

WHEREAS, upon LUTONG TECH'S maturation within OBNI, OBNI shall spin-off LUTONG TECH into its own public vehicle (100% ownership: 80% to SHAREHOLDERS, as outlined in escrow agreement and 20% to OBNI) pursuant to all US Regulatory Rules.

NOW, THEREFORE, upon friendly consultation and consideration of the recitals, promises and the mutual covenants and agreements hereinafter set forth, the Parties hereby enter into this Agreement as follows:

1.   TRANSFER OF THE ASSETS AND BUSINESS CONTRACTS
1.1 SHAREHOLDERS agree to transfer to OBNI all of their ownership and interest relating to all equipment and assets owned or controlled by LUTONG TECH at the net book value thereof as of July 1, 2007. OBNI agrees to acquire all SHAREHOLDERS' ownership and interest relating to all equipment and assets at the net book value thereof as of July 1, 2007.

1.2 As the business is already in operation before the formal establishment of OBNI, and LUTONG TECH has entered into business contracts for and on behalf of OBNI, as of the date hereof, some of the said business contracts are still under way for their performance. SHAREHOLDERS and OBNI agree to transfer them to OBNI at the time of closing.

1.3 The Parties agree to transfer the whole asset, including business contracts and intellectual properties of LUTONG TECH, in consideration for the SHAREHOLDERS receiving six million (6,000,000) OBN Holdings shares. Further OBNI agrees to spin off the LUTONG TECH once it has matured in OBNI, in which case SHAREHOLDERS will own 80% of the spin-off LUTONG TECH in consideration for the return back to OBNI of three million six hundred thousand (3,600,000) OBN Holdings shares received by SHAREHOLDERS. The estimated time for the spinoff or maturation of LUTONG TECH within OBNI is between 6 and 12 months.

1.4 OBNI's corporate offices shall receive four percent (4%) of the gross revenue generated from the products and services provided by LUTONG TECH until such time that OBNI spins off LUTONG TECH. Once LUTONG TECH has been spun off by OBNI, OBNI's corporate office shall only receive four percent (4%) of the gross revenue generated from the products and services provided by LUTONG TECH from contracts and agreements entered into by LUTONG TECH during the time that it was a wholly-owned subsidiary of OBNI. Revenue shall be paid by LUTONG TECH to OBN on a monthly basis to the OBNI nominated bank account.

1.5 Consulting and Advisory Fees in the Amount of five hundred thousand (500,000) restricted shares are to be included as compensation for introductions and representations made by Qualico Capital Asia Ltd, Hong Kong on behalf of both parties in this transaction. These Consulting and Advisory Fees shall be paid by OBNI including the cost of the share transfers from OBNI to Qualico Capital Asia Ltd.

2.   REPRESENTATIONS AND WARRANTS
2.1 Each of SHAREHOLDERS, LUTONG TECH and OBNI represents and warrants respectively to the other as follows:

     (a) Each of SHAREHOLDERS, LUTONG TECH and OBNI warrants that they are duly registered, have the capacity and power requisite for a company, and have taken all necessary actions for the execution and performance of this Agreement.

     (b) The performance of the transaction is not subject to the consent, approval or order of any other third parties, nor is it subject to any conditions precedent as registration with, qualification verification by or document delivery to any other third parties save and except any Chinese Government authorities acting within the laws of China.

3.   GENERAL PROVISIONS
3.1 Costs: OBNI and SHAREHOLDERS shall bear the respective costs incurred hereunder.

3.2 Counterparts: This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together will constitute an integral party of this Agreement.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove mentioned.


OBNI:                                     LUTONG TECH:
OBN Holdings, Incorporated 	          Chengdu Shengang Lutong Tech Ltd.

Signed by: /s/Roger Neal Smith            Signed by: /s/Wu, QingXiang
Name: Roger Neal Smith                    Name: Wu, QingXiang
Position: Chief Executive Officer         Position: Board Chairman


SHAREHOLDERS:

Signed by: /s/Wu, QingXiang
Name: WU, QingXiang
Position: Shareholder Representative